    Exhibit 10.6

EXECUTED VERSION

EIGHTH AMENDMENT OF LEASE
THIS EIGHTH AMENDMENT OF LEASE (this “Amendment”) is dated as of the 21st day of July, 2023, by and between 731 OFFICE ONE LLC (“Landlord”), a Delaware limited liability company, having an office c/o Alexander's Inc., 888 Seventh Avenue, New York, New York 10019, and BLOOMBERG L.P. (“Tenant”), a Delaware limited partnership, having an office at 731 Lexington Avenue, New York, New York 10022.
W I T N E S S E T H :
WHEREAS, pursuant to an Agreement of Lease, dated as of April 30, 2001, between Seven Thirty One Limited Partnership, as landlord, and Tenant, as tenant (the “Original Lease”), as amended by (i) a letter agreement, dated December 20, 2001, between Seven Thirty One Limited Partnership and Tenant, (ii) a letter agreement, dated January 30, 2002e, between Seven Thirty One Limited Partnership and Tenant, (iii) a First Amendment of Lease, dated April 19, 2002, between Seven Thirty One Limited Partnership and Tenant, (iv) a letter agreement, dated July 3, 2002, between Seven Thirty One Limited Partnership and Tenant, (v) a letter agreement, dated September 30, 2002, between 731 Commercial LLC (successor-in-interest to Seven Thirty One Limited Partnership) and Tenant, (vi) a letter agreement, dated February 5, 2003, between 731 Commercial LLC and Tenant, (vii) a letter agreement, dated March 14, 2003, between 731 Commercial LLC and Tenant, (viii) a letter agreement, dated April 14, 2003, between 731 Commercial LLC and Tenant, (ix) a letter agreement, dated May 22, 2003, between 731 Commercial LLC and Tenant, (x) a letter agreement, dated November 4, 2003, between 731 Commercial LLC and Tenant, (xi) a letter agreement, dated November 14, 2003, between 731 Commercial LLC and Tenant, (xii) a letter agreement, dated September 29, 2004, between Landlord (successor-in-interest to 731 Commercial LLC) and Tenant, (xiii) two (2) letter agreements, dated February 7, 2005, between Landlord and Tenant, (xiv) a letter agreement, dated March 8, 2005, between Landlord and Tenant, (xv) a letter agreement, dated December 31, 2009, between Landlord and Tenant, (xvi) a Second Amendment of Lease, dated as of January 12, 2016, between Landlord and Tenant, (xvii) a Third Amendment of Lease, dated as of April 20, 2016, between Landlord and Tenant, (xviii) a letter agreement, dated as of November 18, 2016, between Landlord and Tenant, (xix) a Fourth Amendment of Lease, dated as of June 28, 2019, between Landlord and Tenant, (xx) a Fifth Amendment of Lease, dated as of December 17, 2021, between Landlord and Tenant, (xxi) a Sixth Amendment of Lease, dated as of March 29, 2022, between Landlord and Tenant, and (xxii) a Seventh Amendment of Lease, dated as of July 19, 2022, between Landlord and Tenant, Landlord demised and let unto Tenant, and Tenant did hire and take, certain space in the building that is known by the street address of 731 Lexington Avenue, New York, New York, on the terms and subject to the conditions set forth therein (the Original Lease, as so amended, being referred to herein as the “Lease”); and
WHEREAS, Landlord and Tenant desire to amend the Lease as provided herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the mutual receipt and legal sufficiency of which the parties hereto hereby acknowledge, Landlord and Tenant hereby agree as follows:
1.Defined Terms. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Lease.
2.Additional Terrace Space.
(A)Tenant shall have exclusive right to use during the Term the portion of the terrace that is adjacent to the eighth (8th) floor of the Building that is shown hatched on the schematic attached as Exhibit “A” attached hereto and made a part hereof (such portion of such terrace, the “8th Floor Terrace Space”). The terms and provisions of Section 2.11 of the Original Lease shall govern Tenant’s and Landlord’s respective rights and obligations with respect to the 8th Floor Terrace Space, it being agreed that, for purposes hereof, (i) references in said Section 2.11 to “Terrace Space” shall be deemed to instead refer to the 8th Floor Terrace Space, and (ii) the eleventh (11th) sentence of Section 2.11 regarding Landlord’s right to use a portion of the Terrace Space for installing lighting apparatus shall not be applicable to the 8th Floor Terrace Space. Notwithstanding the provisions contained in Section 2.11 of the Original Lease, Tenant acknowledges that Tenant shall not have the right to make any Alterations in the 8th Floor Terrace Space due to the narrow width of the 8th Floor Terrace Space and Landlord’s need to use the 8th Floor Terrace Space in connection with the operation and use of the window washing rig that services the Building. Accordingly, Tenant shall have the right to install only Tenant’s Property in the 8th Floor Terrace Space and agrees to move, from time to time, any such Tenant’s Property therein to locations in the 8th Floor Terrace Space reasonably designated by Landlord that do not impede the use of such window washing rig upon at least 48 hours of prior notice from Landlord (which notice may be by telephone or email).
(B)Tenant shall not be required to pay any Base Rent or Escalation Rent to Landlord for the 8th Floor Terrace Space.
3.No Lender Consent. Landlord represents, warrants and confirms to Tenant that no consent to the parties' execution and delivery of this Amendment is required from the existing Mortgagee.
4.Broker. Each party represents and warrants to the other that it has not dealt with any broker or Person in connection with this Amendment. The execution and delivery of this Amendment by each party shall be conclusive evidence that such party has relied upon the foregoing representation and warranty. Tenant shall indemnify and hold Landlord harmless from and against any and all claims for commission, fee or other compensation by any Person who claims to have dealt with Tenant in connection with this Lease and for any and all costs incurred by Landlord in connection with such claims, including, without limitation, reasonable attorneys' fees and disbursements. Landlord shall indemnify and hold Tenant harmless from and against any and all claims for commission, fee or other compensation by any Person who claims to have dealt with Landlord in connection with this Lease and for any and all costs incurred by Tenant in connection with such claims, including, without limitation, reasonable attorneys' fees and disbursements. The provisions of this Paragraph 4 shall survive the expiration or termination of the Lease, as amended hereby.
5.Reaffirmation. Landlord and Tenant each hereby acknowledge that the Lease, as amended by this Amendment, remains in full force and effect.
6.Successors and Assigns. The Lease, as modified by this Amendment, shall bind and inure to the benefit of the parties and their successors and assigns.

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed and delivered this Amendment as of the day and year first above written.
731 OFFICE ONE LLC, Landlord

By:    Vornado Management Corp., as managing agent

By:	/s/ Glen J. Weiss
Name: Glen J. Weiss
Title: Executive Vice President
BLOOMBERG L.P., Tenant
By:    Bloomberg Inc., general partner

By:	/s/ Peter Smith
Name: Peter Smith
Title: Director of Global Real Estate